UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

CAREER EDUCATION CORPORATION

(Name of Registrant as Specified In Its Charter)

Steve Bostic

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contacts:

MEDIA	INVESTORS

Jeremy Fielding/Kimberly Kriger	Alan Miller/Jennifer Shotwell
Kekst and Company	Innisfree M&A Incorporated
212-521-4800	212-750-5833

THIRD MAJOR SHAREHOLDER ADVISORY SERVICE ENDORSES
CHANGE AT CAREER EDUCATION

Proxy Governance Inc. Recommends CECO Stockholders Vote on Bostic’s
Proxy Card and Withhold Authority from Director Nominees

PGI cites “grave concerns regarding recent events at Career Education... and lack of internal controls"

SEA ISLAND, GA, May 18, 2005 – Steve Bostic, Career Education Corporation’s (NASDAQ: CECO) largest individual stockholder, today announced that Proxy Governance Inc. (PGI) has become the third major independent proxy advisory firm to recommend that CECO stockholders use the WHITE proxy card to Withhold Authority from the Board’s director-nominees, as well as voting for the proposal to grant stockholders the right to call special meetings.

Institutional Shareholder Services (ISS) and Glass, Lewis & Co. recently also recommended stockholders vote on the WHITE proxy card in favor of Mr. Bostic’s proposals. In their respective reports, all three organizations question the comparative performance of the Company, its internal controls and corporate governance, and the ability of the current Board to lead Career Education. Additionally, PGI’s own peer group analysis of 15 other companies concluded that CECO’s senior management is compensated well above the relative median for its peers, a finding consistent with similar analyses conducted by ISS and Glass, Lewis, with their own peer analyses relying on 12 and 14 companies, respectively.

In its report, PGI made a number of important comments, including: “We have grave concerns regarding recent events at Career Education and the effects those events may have on the future of the company. While the company has performed reasonably well over the past five years, recent results have been less than adequate. We find distressing the regulatory inquiries by federal authorities and the threats raised by various accrediting agencies at certain of the company’s major schools.”

“The company’s first quarter results contain warnings that student growth and bad debt concerns are growing and will need attention.”

“We are also concerned about the plethora of lawsuits facing the company and the seriousness of the allegations underlying them.”

“Ultimately, our greatest concern would be in the lack of internal controls at the corporation that would allow conditions to deteriorate to such an extent.”

“We believe on balance that withholding votes from the nominees to the board is appropriate under the current circumstances to send an urgent and immediate message to the board that internal controls need to be strengthened and confidence needs to be restored to investors and the marketplace.”

Mr. Bostic said, “Rather than address the issues raised by our effort and by these independent observers, the CECO Board and management have attempted to create a smokescreen by resorting to shrill rhetoric, unfounded personal attacks, and a highly selective peer analysis that excludes more than half of the companies benchmarked by ISS, Glass, Lewis and Proxy Governance.”

“It is clear to me and to other stockholders that this contest is about CEO Jack Larson and his associates’ record of running the Company — a dismal performance that includes the loss of $4 billion in stockholder value, numerous accreditation and regulatory challenges, lawsuits, and growing concerns about the underlying performance of the business. One fact is certain. The American Intercontinental University (AIU) business, including its accredited online division, was profitable for Career Education from the outset of its acquisition of EduTrek. Indeed, from publicly available data, I believe the most recent student retention at non-AIU schools appears to be below the median for peer institutions,” Mr. Bostic continued.

“It is clear from their comments, however, that this Board and management just don’t get it. Among other things, they have not released the special committee report, or disclosed important performance metrics, such as graduation rates, to stockholders so that we can effectively judge the actual student retention rate. I believe today’s leadership at CECO has caused a profound lack of stockholder confidence in our Company’s prospects and future, and is neither prepared nor equipped to take the necessary steps to rectify this situation. It is this abject failure which ISS, Glass, Lewis and PGI unanimously recognize in their recommendations that stockholders vote on my WHITE proxy card for withholding authority, and in favor of some, if not all, of the common sense corporate governance initiatives I have proposed,” said Mr. Bostic. “I am convinced the adoption of all three stockholder proposals would make the Board and management more accountable to the owners of the Company, and put them on notice that their judgment and performance will no longer be tolerated. I believe that is why Larson and his team continue to claim the ‘time is not right’ for these proposals.”

Mr. Bostic urged stockholders to return the WHITE proxy card IMMEDIATELY since time is short and CECO has indicated it will vote all shares submitted on its Blue proxy card against the stockholder proposals.

Additionally, investors holding CECO stock through brokerage firms should be aware that, if they do not instruct their broker to vote on Mr. Bostic’s WHITE card, their brokerage firm may vote their shares for management without their instruction.

Stockholders who need assistance in voting their shares may call Innisfree M&A Incorporated toll-free at (877) 825-8631. Mr. Bostic’s proxy statement, which has been mailed to Career Education Corporation stockholders, and other filings and information related to his solicitation can be found at www.sec.gov.

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